Hayes Lemmerz Reports Strong 2007 Third Quarter Results; Sales Increase 20%, Adjusted EBITDA Improves 27%, and Company Achieves Positive Free Cash Flow
Northville, Mich., December 10, 2007 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) today reported that sales for the fiscal third quarter ended October 31, 2007 were $554.9 million, up 20% from $463.3 million in the year earlier quarter. The sales increase resulted from strong international steel and aluminum wheel sales, material cost recovery and favorable foreign currency fluctuations.
For the third quarter, the Company reported Adjusted EBITDA of $55.8 million, an improvement of $12.0 million or 27% over the year earlier quarter, and earnings from operations before impairments of $22.2 million, an improvement of $11.3 million or more than double the year earlier quarter.
Free cash flow for the third quarter, excluding the effects of the Company’s accounts receivables securitization program, was $26.5 million, an increase of $26.2 million over the year earlier quarter. Free cash flow for the first nine months of fiscal 2007 was $8.0 million, an increase of $14.2 million for the same period last year.
“This was a good quarter for the Company, even though our net income was negatively impacted by asset impairment and other restructuring charges,” said Curtis Clawson, President, CEO and Chairman of the Board. The Company reported a net loss for the third quarter of $62.7 million, of which $50.0 million resulted from asset impairments and restructuring charges, compared with a net loss of $59.6 million a year earlier.
“Our third quarter results reflect our success in implementing our strategy of restructuring our business, executing our operating plan and continuing to extend the lead in our global wheel business with international expansions in leading-cost regions,” Mr. Clawson said.
Hayes Lemmerz sold its automotive brake business in November, continuing to execute its strategy of reducing reliance on Detroit Three business in the United States, focusing its presence in the right geographic regions, and concentrating capital and efforts on its profitable global wheel business. Earlier in the fiscal year, as previously reported, the Company sold its suspension and MGG businesses and its aluminum components facility in Wabash, Indiana. These businesses have been classified as discontinued operations.
Adjusted for the sale of its automotive brake business (which is now classified as discontinued operations), Hayes Lemmerz remains on track to meet its guidance for the fiscal year ending January 31, 2008. The Company expects revenue of approximately $2.1 billion ($2.2 billion including the brake business), and Adjusted EBITDA is expected to be in the range of $190 million to $200 million ($200 million to $210 million including the brake business). The Company expects positive free cash flow (excluding securitization impact). Capital expenditures for the fiscal year are expected to be between $95 million and $100 million.
Use of Non-GAAP Financial Information
EBITDA, a measure used by management to measure operating performance, is defined as earnings from operations plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude asset impairment losses and other restructuring charges, reorganization items and other items. Management references these non-GAAP financial measures frequently in its decision making because they provide supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Institutional investors generally look to Adjusted EBITDA in measuring performance, among other things. The Company uses Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. In addition, incentive compensation for management is based on Adjusted EBITDA. Free cash flow is defined as cash from operating activities minus capital expenditures plus cash from discontinued operations and the sale of assets. Management uses free cash flow to identify the amount of cash available to meet debt amortization requirements, pay dividends to stockholders or make corporate investments.
Conference Call
Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) will host a conference call today, Monday, December 10, 2007, at 10:00 a.m. (EST), to discuss its fiscal year 2007 third quarter financial results. To participate by phone, please dial 10 minutes prior to the call:
          (888) 295-5935 from the United States and Canada
          (706) 758-0212 from outside the United States
Callers should ask to be connected to the Hayes Lemmerz earnings conference call, Conference ID# 20518859.
The conference call will be accompanied by a slide presentation, which can be accessed through the Company’s web site, in the Investor Relations section at http://www.hayes-lemmerz.com/Investor_Relations.html.
A replay of the call will be available today, from 1:00 p.m. (EST), until 11:59 p.m. (EST), December 20, 2007, by calling (800) 642-1687 (within the United States and Canada) or (706) 645-9291 (for international calls). Please refer to Conference ID# 20518859.
An audio replay of the call is expected to be available on the Company’s website beginning 48 hours after completion of the call.
Hayes Lemmerz International, Inc. is a world leading global supplier of automotive and commercial highway wheels and other automotive components. The Company has 22 facilities and over 7,000 employees worldwide.

Forward Looking Statements
This press release contains forward-looking statements with respect to our financial condition and business. All statements other than statements of historical fact made in this press release are forward-looking. Such forward-looking statements include, among others, those statements including the words “expect,” “anticipate,” “intend,” “believe,” and similar language. These forward-looking statements involve certain risks and uncertainties. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others: (1) competitive pressure in our industry; (2) fluctuations in the price of steel, aluminum, and other raw materials; (3) changes in general economic conditions; (4) our dependence on the automotive industry (which has historically been cyclical) and on a small number of major customers for the majority of our sales; (5) pricing pressure from automotive industry customers and the potential for re-sourcing of business to lower-cost providers; (6) changes in the financial markets or our debt ratings affecting our financial structure and our cost of capital and borrowed money; (7) the uncertainties inherent in international operations and foreign currency fluctuations; (8) our ability to divest non-core assets and businesses; and (9) the risks described in our most recent Annual Report on Form 10-K and our periodic statements filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(Unaudited)

	Actual	Actual
	October 31, 2007	January 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$78.6	$38.5
Receivables	325.3	230.7
Other Receivables	73.8	43.2
Inventories	193.3	156.4
Assets held for sale	56.2	165.0
Prepaid expenses and other	12.4	14.6

Total current assets	739.6	648.4

Property, and plant equipment, net	622.0	627.7
Goodwill, intangibles and other long term assets	451.8	415.2

Total assets	$1,813.4	$1,691.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings and other notes	$31.9	$27.9
Current portion of long-term debt	4.6	5.6
Accounts payable and other accrued liabilities	496.3	352.0
Liabilities held for sale	14.1	58.5

Total current liabilities	546.9	444.0

Long-term debt, net of current portion	558.9	659.4
Pension and other long-term liabilities	451.9	430.0
Minority interest	65.8	56.1
Stockholders’ equity:
Common stock, par value $0.01 per share	1.0	0.4
Additional paid in capital	879.7	678.6
Retained earnings	(899.2)	(733.6)
Accumulated other comprehensive income	208.4	156.4

Total stockholders’ equity	189.9	101.8

Total liabilities and stockholders’ equity	$1,813.4	$1,691.3

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions of dollars)
(Unaudited)

	Actual	Actual	Actual	Actual
	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	October 31, 2007	October 31, 2006	October 31, 2007	October 31, 2006
Net sales	$554.9	$463.3	$1,597.6	$1,354.5
Cost of goods sold	496.8	420.7	1,430.2	1,229.3

Gross profit	58.1	42.6	167.4	125.2
Marketing, general and administration	35.8	28.7	116.6	96.3
Amortization of intangibles	2.5	2.8	7.5	7.8
Asset impairments and other restructuring charges	50.0	2.5	54.0	8.7
Other (income) expense, net	(2.6)	(2.3)	4.9	(6.7)

(Loss) earnings from operations	(27.6)	10.9	(15.6)	19.1
Interest expense, net	13.9	18.7	47.8	54.8
Loss on early extinguishment of debt	—	—	21.5	—
Other non-operating expense	(1.4)	—	(1.4)	—

Loss before income taxes and minority interest	(40.1)	(7.8)	(83.5)	(35.7)
Income tax provision	16.7	8.4	38.5	27.5

Loss before minority interest	(56.8)	(16.2)	(122.0)	(63.2)
Minority interest	5.9	3.1	15.4	7.3
Loss from discontinued operations	—	(40.3)	(27.7)	(33.6)

Net loss	(62.7)	(59.6)	(165.1)	(104.1)

Loss per common share data
Basic and diluted:
Loss from continuing operations	$(0.62)	$(0.50)	$(1.87)	$(1.84)
Loss from discontinued operations	—	(1.05)	(0.38)	(0.88)

Net loss	$(0.62)	$(1.55)	$(2.25)	$(2.72)

Weighted average shares outstanding (in millions)	100.4	38.5	73.4	38.3

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(Unaudited)

	Actual	Actual
	Nine Months Ended	Nine Months Ended
	October 31, 2007	October 31, 2006
Cash provided by operating activities	$37.4	$66.5

Cash flows from investing activities:
Purchase of property, plant, equipment and tooling	(64.1)	(39.6)
Proceeds from sale of assets	1.5	0.9
Capital contribution by minority shareholders	0.0	0.4

Cash used for investing activities	(62.6)	(38.3)

Cash flows from financing activities:
Changes in bank borrowings and credit facility	0.9	(1.5)
Bank finance fees paid	(14.8)	(2.9)
Repayment of long term debt	(136.3)	(15.1)
Dividends paid to minority shareholders	(10.1)	(1.8)
Proceeds from issuance of common stock	193.1	0.0
Call premium on redemption of Senior Notes	(9.0)	0.0
Fees paid for Rights Offering	(7.7)	0.0

Cash provided by (used for) financing activities	16.1	(21.3)

Net cash provided by discontinued operations	45.1	8.9
Effect of exchange rate changes on cash and cash equivalents	4.1	1.4

Increase in cash and cash equivalents	40.1	17.2
Cash and cash equivalents at beginning of period	38.5	42.5

Cash and cash equivalents at end of period	$78.6	$59.7